Exhibit 99.1
News Release

Novelis Reports Fourth Quarter and Fiscal 2020 Results
Strategic vision, strong culture and operations deliver fourth consecutive year of record financial results

Fiscal Year 2020 Highlights
•Full year fiscal 2020 net income attributable to our common shareholder of $420 million, down 3% YoY; excluding special items, net income of $590 million, up 26% YoY
•Record full year Adjusted EBITDA of $1,472 million, up 8% YoY
•Shipments of 3,273 kilotonnes, flat YoY
•Solid balance sheet with cash and cash equivalents of $2.4 billion, $2.6 billion in liquidity, and net leverage ratio of 2.1x at fiscal year end
•Completed acquisition of Aleris in April and began integration to drive synergies

ATLANTA, May 7, 2020 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $63 million for the fourth quarter of fiscal year 2020, down 39 percent from the fourth quarter of fiscal 2019, and $420 million for the full year, down three percent from fiscal 2019. The decrease for both the quarter and full year is mainly due to a $71 million loss on extinguishment of debt related to the refinancing of senior notes in the fourth quarter of fiscal 2020.
Excluding tax-effected special items in both years, the company grew its fourth quarter fiscal 2020 net income 18 percent to $153 million, and its full year net income by 26 percent to $590 million. The increase for both the quarter and year is primarily due to higher Adjusted EBITDA and lower interest expense.
"Our strategy to invest in our operations and our people has delivered four consecutive years of record financial results and an exceptionally strong balance sheet. It is this solid foundation, coupled with an unwavering commitment to our purpose of shaping a sustainable world together, that will help us safely and successfully navigate the challenges posed by the novel coronavirus and extend our leadership position in the aluminum industry,” said Steve Fisher, President and CEO, Novelis Inc. “In addition, with the acquisition of Aleris now complete, I am more confident than ever that our diverse product portfolio, global footprint, deep customer relationships, reliable assets, and disciplined investments will deliver even more value to our customers and shareholder moving forward.”

Fourth Quarter Fiscal 2020 Highlights
Net sales decreased twelve percent from the prior year period to $2.7 billion for the fourth quarter of fiscal 2020 driven by lower average LME aluminum prices and local market premiums, and a seven percent decline in shipments. The decline in flat rolled product shipments to 811 kilotonnes was against a very strong prior year record level, and partially due to the initial impacts from COVID-19 related disruptions in March.
Adjusted EBITDA increased seven percent to $383 million in the fourth quarter of fiscal 2020 compared to $357 million in the prior year period. The current quarter includes a cumulative positive impact of $29 million from a contractual customer obligation pertaining to the full fiscal year. Other favorable drivers for the year-over-year improvement include lower metal and other operating costs, lower SG&A, and favorable foreign exchange, mostly offset by lower shipments.

Full Year Fiscal 2020 Highlights
Net sales decreased nine percent from the prior year to $11.2 billion for the full year driven by lower average LME aluminum prices and local market premiums. Flat rolled product shipments were flat compared to the prior year at 3,273 kilotonnes.

Adjusted EBITDA increased eight percent to a record $1,472 million in fiscal 2020 compared to $1,368 million in the prior year, primarily driven by portfolio optimization efforts, favorable North American Specialties product pricing, operating cost efficiencies, and favorable foreign exchange, partially offset by less favorable recycling benefits due to lower aluminum prices.
Fiscal 2020 free cash flow before capital expenditures improved 30 percent over the prior year to $983 million, driven primarily by higher Adjusted EBITDA and favorable working capital. Capital expenditures increased to $599 million for the fiscal year ended 2020, mainly to support strategic investments in incremental rolling, recycling and automotive finishing capacity. As a result of this increased capital spending, fiscal 2020 free cash flow of $384 million compares to $408 million in the prior year period.

	Fiscal Year Ended March 31,
(in $ millions, non-GAAP measures)	2020	2019
Free cash flow	$384	$408
Capital expenditures	599	351
Free cash flow before capital expenditures	$983	$759

"We entered a period of challenging market conditions in a position of strength with ample cash and liquidity,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc. "We remain committed to completing our strategic capacity expansion projects to position the company for long-term growth, while at the same time taking decisive steps to reduce costs and prioritize capital spend to ensure Novelis is positioned to continue to drive sustainable growth."
As of March 31, 2020, the company reported a strong total liquidity position of $2.6 billion, including $400 million in cash used to partially fund the Aleris acquisition in April 2020, and reduced its net leverage ratio to 2.1x as compared to 2.5x in the prior year period.

COVID-19 Response
Novelis is experiencing increasing disruption to our global aluminum production and supply chain – including the shutdown of some of our plants – as a result of government decrees and some customers temporarily shutting down their own manufacturing operations in response to the COVID-19 pandemic. The extent to which the pandemic impacts our business, results of operations, and financial condition will be dependent on future developments which are highly uncertain and cannot be predicted. While we currently anticipate lower demand will continue to negatively impact our sales in the near-term, particularly in the automotive segment, Novelis has several strategic advantages that provide confidence in our ability to maintain business continuity for the long term due to its strong balance sheet, diverse product mix and global operating footprint. As we all are navigating this dynamic environment, we will continue to work closely with all relevant parties to address challenges as they arise, and will continue making decisions that are in the best interest of our employees, our customers and our communities.

Aleris Acquisition
On April 14, 2020, Novelis closed its acquisition of Aleris Corporation and has begun integrating the two companies. The acquisition provides a number of strategic benefits, including product portfolio diversification with the entry into high-value aerospace, enhances our strategic position in Asia, and allows for approximately $150 million in potential annual cost synergies. The financial results reported today for the fourth quarter and full fiscal year 2020 reflect legacy Novelis standalone performance. We will report combined company results beginning in the first quarter fiscal 2021, for the period ending June 30, 2020.
Fiscal Year 2020 Earnings Conference Call
Novelis will discuss its fiscal year 2020 results via a live webcast and conference call for investors at 7:30 a.m. ET on Thursday, May 7, 2020. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1begjvw56r4xr&eom. To join by telephone, dial toll-free in North America at 800 920 5564, India toll-free at 1800 266 0835 or the international toll line at +1 212 231 2936. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis

Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our expectation of strategic benefits, including synergies, of the Aleris acquisition, and the possible future risks of the COVID-19 pandemic on our business. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third-party responses to, the recent COVID-19 outbreak; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions) (Quarterly figures unaudited)	2020	2019	2020	2019
Net sales	$2,726	$3,084	$11,217	$12,326
Cost of goods sold (exclusive of depreciation and amortization)	2,230	2,606	9,231	10,422
Selling, general and administrative expenses	118	129	498	502
Depreciation and amortization	94	90	361	350
Interest expense and amortization of debt issuance costs	63	67	248	268
Research and development expenses	26	22	84	72
Loss on extinguishment of debt	71	—	71	—
Restructuring and impairment, net	7	—	43	2
Equity in net loss (income) of non-consolidated affiliates	1	(1)	2	(3)
Business acquisition and other integration related costs	17	9	63	33
Other (income) expenses, net	15	11	18	44
	$2,642	$2,933	$10,619	$11,690
Income before income tax provision	84	151	598	636
Income tax provision	21	48	178	202
Net income	$63	$103	$420	$434
Net income attributable to noncontrolling interest	—	—	—	—
Net income attributable to our common shareholder	$63	$103	$420	$434

Novelis Inc.
CONSOLIDATED BALANCE SHEETS

(in millions, except number of shares)	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,392	$950
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $8 and $7 as of March 31, 2020 and March 31, 2019, respectively)	1,067	1,417
— related parties	164	164
Inventories	1,409	1,460
Prepaid expenses and other current assets	145	121
Fair value of derivative instruments	202	70
Deferred income tax assets	—	—
Assets held for sale	5	3
Total current assets	$5,384	$4,185
Property, plant and equipment, net	3,580	3,390
Goodwill	607	607
Intangible assets, net	299	351
Investment in and advances to non–consolidated affiliates	760	792
Deferred income tax assets	140	142
Other long–term assets	219	101
Total assets	$10,989	$9,568
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$19	$19
Short–term borrowings	176	39
Accounts payable
— third parties	1,732	1,986
— related parties	176	175
Fair value of derivative instruments	214	87
Accrued expenses and other current liabilities	613	616
Total current liabilities	$2,930	$2,922
Liabilities held for sale		—
Long–term debt, net of current portion	5,345	4,328
Deferred income tax liabilities	194	223
Accrued postretirement benefits	930	844
Other long–term liabilities	229	180
Total liabilities	$9,628	$8,497
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2020 and March 31, 2019	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	628	208
Accumulated other comprehensive income (loss)	(620)	(506)
Total equity of our common shareholder	$1,412	$1,106
Noncontrolling interest	(51)	(35)
Total equity	$1,361	$1,071
Total liabilities and equity	$10,989	$9,568

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,
(in millions)	2020	2019
OPERATING ACTIVITIES
Net income	$420	$434
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	361	350
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(4)	(6)
Loss on sale of assets	1	6
Impairment charges	18	—
Loss on extinguishment of debt	71	—
Deferred income taxes, net	—	50
Equity in net loss (income) of non-consolidated affiliates	2	(3)
Loss on foreign exchange remeasurement of debt	—	—
Amortization of debt issuance costs and carrying value adjustments	17	17
Other, net	2	(1)
Changes in operating assets and liabilities:
Accounts receivable	304	(71)
Inventories	23	32
Accounts payable	(182)	(74)
Other assets	(62)	(10)
Other liabilities	(9)	4
Net cash provided by operating activities	$962	$728
INVESTING ACTIVITIES
Capital expenditures	(599)	(351)
Acquisition of assets under a capital lease	—	(239)
Proceeds from sales of assets, third party, net of transaction fees and hedging	3	2
Proceeds from the sale of a business	—	—
Proceeds from investment in and advances to non-consolidated affiliates, net	3	12
Proceeds from the settlement of derivative instruments, net	5	7
Other	13	12
Net cash used in investing activities	$(575)	$(557)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	1,696	—
Principal payments of long-term and short-term borrowings	(1,225)	(112)
Revolving credit facilities and other, net	633	(2)
Debt issuance costs	(40)	(4)
Net cash provided by (used in) financing activities	$1,064	$(118)
Net increase in cash, cash equivalents and restricted cash	1,451	53
Effect of exchange rate changes on cash	(9)	(25)
Cash, cash equivalents and restricted cash — beginning of period	960	932
Cash, cash equivalents and restricted cash — end of period	$2,402	$960

Cash and cash equivalents	$2,392	$950
Restricted cash (Included in "Other long-term assets")	10	10
Cash, cash equivalents and restricted cash — end of period	$2,402	$960

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited).
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2020	2019	2020	2019
Net income attributable to our common shareholder	$63	$103	$420	$434
Net income attributable to noncontrolling interests	—	—	—	—
Income tax provision	21	48	178	202
Interest, net	57	65	234	258
Depreciation and amortization	94	90	361	350
EBITDA	$235	$306	$1,193	$1,244

Adjustment to reconcile proportional consolidation	15	13	57	58
Unrealized losses (gains) on change in fair value of derivative instruments, net	11	1	(4)	10
Realized (gains) losses on derivative instruments not included in segment income	(2)	(1)	—	(2)
Loss on extinguishment of debt	71	—	71	—
Restructuring and impairment, net	7	—	43	2
Loss on sale of fixed assets	2	2	1	6
Metal price lag	20	25	38	4
Business acquisition and other integration related costs	17	9	63	33
Other, net	7	2	10	13
Adjusted EBITDA	$383	$357	$1,472	$1,368

Free Cash Flow (unaudited)
The following table presents “Free cash flow”.

	Fiscal Year Ended March 31,
(in millions)	2020	2019
Net cash provided by operating activities	$962	$728
Net cash used in investing activities	(575)	(557)
Plus: Cash used in the acquisition of assets under a capital lease	—	239
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(3)	(2)
Free cash flow	$384	$408

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity.

(in millions)	March 31, 2020	March 31, 2019
Cash and cash equivalents	$2,392	$950
Availability under committed credit facilities	186	897
Total liquidity	$2,578	$1,847

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2020	2019	2020	2019
Net income attributable to our common shareholder	$63	$103	$420	$434
Special Items:
Business acquisition and other integration related costs	17	9	63	33
Loss on extinguishment of debt	71	—	71	—
Metal price lag	20	25	38	4
Restructuring and impairment, net	7	—	43	2
Tax effect on special items	(25)	(7)	(45)	(5)
Net income attributable to our common shareholder, excluding special items	$153	$130	$590	$468

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$122	$86	$56	$112	$7	$383

Shipments (in kt)
Rolled products - third party	267	214	182	148	—	811
Rolled products - intersegment	—	6	2	—	(8)	—
Total rolled products	267	220	184	148	(8)	811

Selected Operating Results Three Months Ended March 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$157	$56	$45	$99	$—	$357

Shipments (in kt)
Rolled products - third party	294	240	196	140	—	870
Rolled products - intersegment	—	6	2	3	(11)	—
Total rolled products	294	246	198	143	(11)	870

Selected Operating Results Fiscal Year Ended March 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$590	$246	$210	$421	$5	$1,472

Shipments (in kt)
Rolled products - third party	1,111	892	711	559	—	3,273
Rolled products - intersegment	—	31	7	15	(53)	—
Total rolled products	1,111	923	718	574	(53)	3,273

Selected Operating Results Fiscal Year Ended March 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$552	$226	$196	$394	$—	$1,368

Shipments (in kt)
Rolled products - third party	1,142	896	710	526	—	3,274
Rolled products - intersegment	—	22	13	11	(46)	—
Total rolled products	1,142	918	723	537	(46)	3,274